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                                                                EXHIBIT 23(P)(2)


                                                          MMA Capital Management
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IDENTIFICATION NUMBER:                                                    V-B-25

POLICY/PROCEDURES FOR:                                            CODE OF ETHICS

EFFECTIVE DATE:                                                  JANUARY 7, 2005
APPROVAL DATE:                                                   JANUARY 7, 2005
REVISION DATE(S):                                              FEBRUARY 10, 2005

APPROVED BY:                                             _______________________
                                                             HOWARD L. BRENNEMAN

DEPARTMENT/INDIVIDUAL RESPONSIBLE
FOR MAINTAINING/UPDATING POLICY:                        CHIEF COMPLIANCE OFFICER




                             MMA CAPITAL MANAGEMENT
                      CODE OF ETHICS PURSUANT TO RULE 17J-1
                      OF THE INVESTMENT COMPANY ACT OF 1940


                                  INTRODUCTION
     Attached is the Code of Ethics (the "Code") of Menno Insurance Service, Inc., doing business as MMA Capital Management ("MIS"), with respect to all registered investment companies (mutual funds) for which MIS acts as investment adviser (such registered investment companies are collectively referred to as the "Funds" or "Fund"), as required by Rule 17j-1 of the Investment Company Act of 1940, as amended (the "Act"). The Code governs conflicts of interest in personal securities transactions that can arise when persons affiliated with MIS invest in securities that are held or are to be acquired by the Funds.

     All MIS directors, officers and employees and all other persons to whom this Code applies must read, acknowledge receipt and understanding of, and retain this Code.

     Any questions regarding the Code should be referred to the Chief Compliance Officer or the Senior Vice President of Financial Services.(1)



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1 The General Counsel of Mennonite Mutual Aid shall be deemed the Chief
Compliance Officer for purposes of this CODE OF ETHICS.


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                          THE CODE AND POLICY STATEMENT
                             I. PROHIBITED CONDUCT
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A.   All persons affiliated with MIS are prohibited from engaging in, or recommending, any securities transaction which places their own interests above that of any Fund. Similarly, all affiliated persons(2) are prohibited from recommending any securities transaction, with certain exceptions (see
     Section III.C), by any Fund without disclosing his or her interest, if any, in such security or its issuer, including without limitation:

     1. any direct or indirect beneficial ownership of any securities or such issuer;

     2.   any contemplated transaction by such person in such securities;

     3.   any position with such issuer or its affiliates; and

     4. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

B. All affiliated persons are prohibited from divulging information about the Funds and about MIS that is confidential, unless it is properly within his or her duties to do so.

C. All affiliated persons are prohibited from engaging in any securities transaction, for their own benefit or the benefit of others, including the Funds, while in possession of material, non-public information concerning such securities.

     1. "Material" information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities.

     2. "Material" information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions, which MIS intends to execute on behalf of the Funds, could be material information and is prohibited from being communicated.

     3. Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information appearing the Dow Jones Newswire service, Reuters, Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D. All affiliated persons are prohibited from communicating material, non-public information concerning any security to others unless it is properly within his or her duties to do so.

E. All affiliated persons are prohibited from engaging in securities transactions that are not in compliance with applicable federal securities laws.


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2 Affiliated persons are all directors and officers of MIS and all other employees of MIS (and of affiliated companies) who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any security by a Fund or whose functions relate to the making of recommendations with respect to such purchases or sales.

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                                 II. PENALTIES

     Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include: fines, jail sentences, disgorgement of profits, and civil injunctions.

     In addition to the penalties set forth above, penalties for violations of Rule 17j-1 of the Investment Company Act of 1940, as amended, may include fines of up to $10,000, as well as jail sentences of up to five years.

     Violation of this Code can also be expected to result in serious sanctions, including dismissal of the persons involved.

                              III. CODE OF ETHICS

A. Purposes

     Rule 17j-1 under the Act generally prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies. The purpose of this Code of Ethics is to provide procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-l(a) as follows:

     It shall be unlawful for any affiliated person of an investment adviser of a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such registered investment company:

     1. To employ any device, scheme or artifice to defraud such registered investment company;

     2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

     4. To engage in any in manipulative practice with respect to such registered investment company.

B.   Definitions for this Section III

     1. "Access person" means all directors and officers of MIS as well as any supervised person who:

          a. has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

          b. is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

     2. "Advisory person" means any director, officer or employee of MIS (or an affiliated company) who in connection with his or her regulated functions or duties, makes, participates in, or obtains information regarding the purchase or sale of any security by a Fund or whose functions relate to the making of recommendations with respect to such purchases or sales.



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     3.   A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     4. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquired (see APPENDIX A).

     5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     6. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

     7. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instrument including repurchase agreements, and shares of registered open-end investment companies, other than reportable funds (i.e. MMA Praxis mutual funds).

C.   Prohibited Purchases and Sales

     1. No access person shall purchase or sell, directly or indirectly, any security which to her or his actual knowledge at the time of such purchase or sale:

          a.   is being considered for purchase or sale by a Fund; or

          b.   is being purchased or sold by a Fund.

     2. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by the Fund or securities being considered for purchase or sale by a Fund.

     3. No access person shall recommend any securities transaction by a Fund without having disclosed to the Chief Compliance Officer his or her interest, if any, in such securities or the issuer thereof, including without limitation (a) his or her direct or indirect beneficial ownership of any securities of such issuer, (b) any contemplated transaction by such person in such securities, (c) any position with such issuer or its affiliates, and (d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

     4. No advisory person shall purchase any security, other than a municipal security, in an initial public offering.

     5. No advisory person shall purchase any privately placed security without the prior approval of the Chief Compliance Officer.


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     6.   No advisory person shall purchase or sell a security within a time period of five business days prior to or after the date on which a Fund purchases or sells that same security.

     7. All access persons shall obtain the approval of the Chief Compliance Officer prior to purchasing or selling a security.

     8. The "blackout" restrictions provided in this Code of Ethics shall not apply to the purchase and/or sale of securities by an advisory person that would otherwise violate the "blackout" restrictions solely because the transaction(s) coincided with trades by any MMA Praxis index fund(s). However, the "blackout" restrictions shall continue to apply to all reconstitution periods applicable to any MMA Praxis indexed fund(s).

D.   Exempted Transactions

     The prohibitions, the disclosure requirements and the approval requirements in paragraph 7 of the immediately preceding Section III.C of this Code shall not apply to:

     1. Purchases or sales effected in any account over which the access person or advisory person has no direct or indirect influence or control.

     2. Purchases or sales which are non-volitional on the part of either the access person the advisory person or the Fund.

     3. Purchases or sales with respect to transactions effected pursuant to an automatic investment plan. "Automatic Investment Plan" is defined as a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

     4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     5. Purchases or sales which are inconsequential to a Fund because they would be very unlikely to affect a highly liquid market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

E.   Reporting

     1. Every access person shall report to the Chief Compliance Officer the information described in Section III.E.2 of this Code with respect to transactions in any security (defined in III.B.7) in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to report with respect to (i) transactions in U.S. government securities, bank certificates of deposit, commercial paper, shares issued by money market funds, and shares of registered open-end investment companies, other than reportable funds (i.e. MMA Praxis mutual funds); (ii) transactions effected pursuant to an automatic investment plan; and (iii) transactions effected for any account over which such person does not have any direct or indirect influence.



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     2.   Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information with respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

          a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount of each security involved;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c.   The price at which the transaction was effected;

          d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

          e.   The date the report is submitted by the access person.

          f. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

               i. The name of the broker, dealer or bank with whom the access person established the account;

               ii.  The date the account was established; and

               iii. The date that the report is submitted by the access person.

     3. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     4. Every access person, in addition to making the reports required above, shall within ten (10) days of becoming an access person, submit to the Chief Compliance Officer an initial holdings report, listing all securities beneficially owned by said access person, and shall also, as of the 31st day of December every year, submit a holdings report. The information must be current as of 45 days prior to the date the report is submitted. This holdings report shall contain the following information:

          a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

          b. The name of the broker, dealer, or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person, as of the date the person became an access person, as applicable; and

          c.   The date the report is submitted by the access person.

     5. The Chief Compliance Officer shall submit to the Board of Trustees/Directors of each Fund and the Chief Executive Officer of MIS a written report, not later than 30 days after the end of each calendar quarter, stating whether or not there have been any violations of this Code during the preceding calendar quarter.


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F.   Sanctions

     Upon discovering a violation of this Code, MIS or the Board of Trustees of a Fund may impose such sanctions, as it deems appropriate, including, interalia, a letter of censure or suspension or termination of the violator's relationship with the Fund or with MIS.

G.   Recordkeeping

     All documentation required under this Code of Ethics shall be subject to the Company's recordkeeping policies.


                  IV. GUIDELINES TO CONSIDER BEFORE INVESTING

A. Before engaging in any personal securities transaction, ask yourself the following questions:

     1. Is, to your knowledge, the security you are considering, being purchased or sold or subject to a program for purchase or sale by a Fund?

     2. Is the security, to your knowledge, being considered for purchase or sale by a Fund or other managed account? (A security is being considered for purchase or sale whenever a recommendation to purchase or sell such security has been made to an investment officer or other appropriate officer for a Fund, or person performing a similar function for a managed account, and such person has not affirmatively rejected such recommendation).

     3. Have you cleared your transaction with the Chief Compliance Officer if necessary?

B. With respect to securities about which you may have potential inside information, before trading for yourself or others, including the Funds, ask yourself the following questions:

     1. Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market place of the securities if generally disclosed?

     2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in the Dow Jones Newswire service, Reuters, Economic Services, The Wall Street Journal or other publications of general circulation?

C. If, after consideration of the items set forth in paragraphs A and B above, there is any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of trading on such information, you should contact the Chief Compliance Officer before seeking approval to trade or communicating the information to anyone.



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                                   APPENDIX A

     The term "beneficial ownership" of the securities includes not only ownership of securities held by an access person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, or securities owned by a partnership which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

     This term does not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

     Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership." The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

     An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relative should share the same home as an access person will be treated as being beneficially owner by the access person.

     An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minors children or other person, even though he or she does not obtain therefrom the aforementioned benefits or ownership, if he or she can vest or revest title in himself or herself at once or at some future time.



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                                 ACKNOWLEDGEMENT


                     I hereby acknowledge that I have read, understand and will comply with the foregoing Code.



Date:
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Printed Name


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Signature



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